Exhibit (a)(5)(i)

Omega Acquisition, Inc. Commences Cash Tender Offer for

Shares of Continental Resources, Inc.

OKLAHOMA CITY—October 24, 2022—Omega Acquisition, Inc. (the “Purchaser”), an Oklahoma corporation, 100% of the capital stock of which is owned by Harold G. Hamm, the founder and Chairman of the Board of Directors (the “Board”) of Continental Resources, Inc. (“Continental” or the “Company”), today commenced a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) of the Company, other than: (i) Shares owned by Mr. Hamm, certain of his family members and their affiliated entities (collectively, the “Hamm Family”); and (ii) Shares underlying unvested Company restricted stock awards (such Shares, together with the Shares referred to in clause (i), the “Rollover Shares”), for $74.28 per share (the “Offer Price”), in cash, without interest and subject to deduction for any required withholding taxes.

The Offer is being made pursuant to the previously announced Agreement and Plan of Merger, dated as of October 16, 2022, between the Company and the Purchaser (the “Merger Agreement”) and is scheduled to expire at one minute after 11:59 p.m., New York City time, on November 21, 2022.

The consummation of the Offer and the merger of the Purchaser with and into the Company (the “Merger”) is subject to certain conditions set forth in the Merger Agreement. If these conditions are satisfied or waived (to the extent waivable), the Offer and, promptly thereafter, the Merger will be consummated, with the Company continuing as the surviving corporation, which will be wholly owned by the Hamm Family. At the effective time of the Merger, any Shares not purchased pursuant to the Offer (subject to certain exceptions, including (i) the Rollover Shares and (ii) Shares held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with Section 1091 of the Oklahoma General Corporation Act (the “OGCA”)), will be automatically converted into the right to receive the Offer Price, in cash and without interest, subject to deduction for any required withholding taxes. As a result of the Merger, the Shares will cease to be listed on the New York Stock Exchange and will subsequently be deregistered under the Securities Exchange Act of 1934, as amended.

Contemporaneously with the execution and delivery of the Merger Agreement, the Company and the Hamm Family entered into a Non-Tender and Support Agreement dated October 16, 2022 with the Purchaser, pursuant to which each member of the Hamm Family agreed, among other things, not to tender any of the Shares beneficially owned by such person into the Offer and agreed to the treatment of such person’s Shares pursuant to the Merger Agreement. The Hamm Family also agreed not to vote their Shares in favor of any alternative acquisition proposals involving the Company other than those contemplated by the Merger Agreement, including the Merger and the Offer, and to take certain other actions to support the Merger and the Offer. Mr. Hamm and the rest of the Hamm Family collectively own approximately 83% of the outstanding Shares.

Contemporaneously with the execution and delivery of the Merger Agreement, Mr. Hamm entered into a Limited Guarantee in favor of the Company, dated October 16, 2022, with respect to certain obligations of the Purchaser under the Merger Agreement, including, under certain circumstances, a guarantee of payment for up to $274 million of the Purchaser’s obligations to consummate the Offer and the Merger, provided, that the Company may only enforce such guarantee in connection with the consummation of the Offer and the Merger.

On October 16, 2022, the Board, upon the unanimous recommendation of a special committee comprised solely of independent and disinterested directors: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s shareholders (other than any holder of Rollover Shares or an affiliate thereof or of the Company, such unaffiliated shareholders, the “Public Shareholders”); (ii) approved, adopted and declared advisable the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation by the Company of the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the OGCA; (iii) resolved that the Merger Agreement and Merger be governed by Section 1081.H of the OGCA; and (iv) resolved, subject to the terms of the Merger Agreement, to recommend that the Public Shareholders tender their Shares into the Offer.

About Continental Resources

Continental Resources (NYSE: CLR) is a top 10 independent oil producer in the U.S. and a leader in America’s energy renaissance. Based in Oklahoma City, the Company is the largest leaseholder and the largest producer in the nation’s premier oil field, the Bakken play of North Dakota and Montana. The Company is also the largest producer in the Anadarko Basin of Oklahoma and is the second largest leaseholder in the Powder River Bain of Wyoming and tenth largest in the Permian Basin of Texas. With a focus on the exploration and production of oil, the Company has unlocked the technology and resources vital to American energy independence and our nation’s leadership in the new world oil market. In 2022, the Company will celebrate 55 years of operations. For more information, please visit www.CLR.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements”. All statements included in this press release other than statements of historical fact, including, but not limited to, forecasts or expectations regarding the Merger and the other transactions contemplated by the Merger Agreement are forward-looking statements. Forward-looking statements are based on current expectations and assumptions about future events and currently available information as to the outcome and timing of future events. Such statements are inherently subject to numerous business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. No assurance can be given that such expectations will be correct or achieved or that the assumptions are accurate or that any transaction will ultimately be consummated. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which such statement is made. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, the Company’s actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Except as otherwise required by applicable law, the Company undertakes no obligation to publicly correct or update any forward-looking statement whether as a result of new information, future events or circumstances after the date of this report, or otherwise.

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the transaction disclosure materials that will be filed with the Securities Exchange Commission (“SEC”). The Purchaser will file a tender offer statement on Schedule TO and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 and the Purchaser, the Company and certain other persons will file a transaction statement on Schedule 13E-3 with the SEC with respect to the Offer (together with their exhibits and incorporated documents, the “Tender Offer Materials”). THE TENDER OFFER MATERIALS WILL CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF THE COMPANY’S COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF THE COMPANY’S COMMON STOCK. The Tender Offer Materials will be made available to all holders of the Company’s common stock at no expense to them and will be made available for free at the SEC’s website at www.sec.gov. Copies of any documents filed with the SEC by the Company will also be available free of charge on the Company’s website at https://clr.com or by contacting CLR’s Investor Relations Department at (405) 234-9620.

Investor Contact:	Media Contact:
Rory Sabino	Kristin Thomas
Vice President, Investor Relations	Senior Vice President, Chief Communications Officer
405-234-9620	405-234-9480
Rory.Sabino@CLR.com	Kristin.Thomas@CLR.com